Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	Brian Alford	Matt Beasley
	(405) 553-6984	(405) 558-4600

ENABLE MIDSTREAM ANNOUNCES THIRD QUARTER 2016 FINANCIAL RESULTS, CONTRACT UPDATES, QUARTERLY DISTRIBUTIONS AND 2017 GUIDANCE

•	Increased third quarter 2016 net income attributable to limited partners, Adjusted EBITDA and distributable cash flow (DCF) compared to third quarter 2015

•	Signed a new long-term, fee-based gathering and processing contract with a top STACK producer that replaced an existing contract with a percentage-of-proceeds (POP) processing arrangement

•	Extended interstate transportation contracts with Laclede Gas Company through 2020

•	Announces quarterly cash distributions of $0.318 per unit on all outstanding common and subordinated units and $0.625 on all Series A Preferred Units

•	Announces 2017 operational, financial and capital outlook

OKLAHOMA CITY (Nov. 2, 2016) - Enable Midstream Partners, LP (NYSE: ENBL) today announced financial results for third quarter 2016 and that the board of directors of its general partner declared quarterly cash distributions for the quarter ended September 30, 2016.

In October 2016, Enable entered into a new 10-year gas gathering and processing contract with one of the most active producers in the STACK play. This new contract replaces an existing contract with a POP processing arrangement, reduces Enable’s commodity exposure and increases Enable’s acreage dedications in the play by 61,400 gross acres with rates that support continued capital deployment at returns consistent with the partnership's objectives. Additionally, in the third quarter of 2016, Enable extended interstate transportation contracts expiring in 2017 with Laclede Gas Company through 2020 on Mississippi River Transmission, LLC (MRT).

Net income attributable to limited partners was $119 million for third quarter 2016 compared to the net loss attributable to limited partners of $985 million for third quarter 2015. The $985 million net loss attributable to limited partners for third quarter 2015 reflects a non-cash impairment of $1,105 million resulting from a $1,087 million non-cash impairment of goodwill and an $18 million non-cash impairment of long-lived assets.

Exhibit 99.1

Net cash provided by operating activities was $209 million for third quarter 2016, an increase of $2 million compared to $207 million for third quarter 2015. The increase in net cash provided by operating activities was primarily a result of a change in working capital.

Adjusted EBITDA for third quarter 2016 was $244 million, an increase of $22 million, or 10 percent, compared to $222 million for third quarter 2015. The increase in Adjusted EBITDA was primarily a result of cost reduction efforts that have reduced operation and maintenance and general and administrative expenses.

DCF for third quarter 2016 was $189 million, an increase of $35 million, or 23 percent, compared to $154 million for third quarter 2015. The increase in DCF was primarily a result of higher Adjusted EBITDA and lower maintenance capital expenditures due to lower information technology, compressor maintenance and pipe replacement spend, partially offset by the cash distributions for the Series A Preferred Units.

Adjusted EBITDA and DCF are non-GAAP financial measures and this press release provides a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

MANAGEMENT PERSPECTIVE

"We are excited to announce a long-term, fee-based contract in the STACK," said Enable Midstream President and CEO Rod Sailor. "This contract increases our fee-based cash flows and boosts our market-leading position in the STACK by increasing the amount of acreage dedicated to us and supporting further infrastructure build-out in this prolific play.

"In addition, we had another quarter of solid performance and are firmly on track to achieve our 2016 objectives. Year-to-date, we have kept our debt-to-EBITDA ratio below 4.0x, maintained our coverage ratio above 1.0x and achieved significant cost reductions compared to the first nine months of 2015.

"Our commercial successes as well as our cost management efforts and efficient capital deployment have positioned Enable well for 2017 and beyond."

PARTNERSHIP QUARTERLY DISTRIBUTIONS

The Board of Directors of Enable's general partner declared a quarterly cash distribution of $0.318 per unit on all outstanding common and subordinated units for the quarter ended September 30, 2016. The distribution is unchanged from the previous quarter. The quarterly cash distribution of $0.318 per unit on all outstanding common and subordinated units will be paid November 22, 2016, to unitholders of record at the close of business on November 14, 2016.

The board also declared a quarterly cash distribution of $0.625 on all Series A Preferred Units for the quarter ended September 30, 2016. The quarterly cash distribution of $0.625 on all Series A Preferred Units outstanding will be paid November 14, 2016, to unitholders of record at the close of business November 1, 2016.

Exhibit 99.1

BUSINESS HIGHLIGHTS

Gathered volumes for the third quarter of 2016 grew in both the Anadarko and Ark-La-Tex basins compared to the second quarter of 2016 as a result of continued rig activity on Enable's gas gathering and processing systems in these basins. In the Anadarko basin, there were 23 active rigs contractually dedicated to Enable’s gas gathering and processing systems as of October 26, 2016, compared to the 22 rigs dedicated to Enable as of July 26, 2016. In the Ark-La-Tex basin, there were 8 active rigs contractually dedicated to Enable’s gas gathering and processing systems as of October 26, 2016, compared to the 5 rigs dedicated to Enable as of July 26, 2016. In addition, 1 rig was actively drilling wells contractually dedicated to Enable's gas gathering and processing systems in the Arkoma basin as of October 26, 2016, compared to no rigs dedicated to Enable as of July 26, 2016, and 1 rig was actively drilling wells contractually dedicated to Enable’s crude gathering systems in the Williston basin as of October 26, 2016, compared to 2 rigs dedicated to Enable as of July 26, 2016.

Enable's transportation and storage segment continues to provide significant, fee-based revenues and represents over 40 percent of the partnership's 2016 year-to-date gross margin. In the third quarter of 2016, Enable's MRT subsidiary extended firm, fee-based interstate natural gas transportation service contracts expiring in 2017 with its largest customer, St. Louis-based Laclede Gas Company, at existing contract demand levels through 2020. This contract extension contributes to Enable's significant firm, fee-based margin and continues the 87-year relationship with Laclede Gas Company. The transportation and storage segment also continues to provide residue transportation solutions to the growing SCOOP and STACK plays and remains well-positioned to support natural gas demand growth in the Mid-continent, Gulf Coast and Southeast regions.

KEY OPERATING STATISTICS

Natural gas gathered volumes were 3.16 trillion British thermal units per day (TBtu/d) for third quarter 2016, which is consistent with 3.17 TBtu/d for third quarter 2015.

Natural gas processed volumes were 1.78 TBtu/d for third quarter 2016, a decrease of 5 percent compared to 1.87 TBtu/d for third quarter 2015. The decrease was primarily due to lower processed volumes in the Ark-La-Tex basin as a result of production declines.

Gross NGL production was 77.53 MBbl/d for third quarter 2016, a decrease of 7 percent compared to 83.80 MBbl/d for third quarter 2015. The decrease was primarily due to NGL production declines in the Ark-La-Tex and Anadarko basins.

Crude oil gathered volumes were 23.78 thousand barrels per day (MBbl/d) for third quarter 2016, an increase of 7.32 MBbl/d compared to third quarter 2015. The increase was driven by the connection of new wells to Enable's Bear Den and Nesson crude oil gathering systems.

Interstate transportation firm contracted capacity was 6.89 Bcf/d for third quarter 2016, an increase of 3 percent compared to 6.71 Bcf/d for third quarter 2015. The increase was primarily related to the completion of EGT's Bradley Lateral in the fourth quarter of 2015 that is now transporting volumes on a firm basis that were previously transported as interruptible volumes on Enable's intrastate transmission system.

Intrastate transportation average deliveries were 1.77 TBtu/d for third quarter 2016, a decrease of 6 percent compared to 1.88 TBtu/d for third quarter 2015. The decrease was primarily related to the completion of EGT's

Exhibit 99.1

Bradley Lateral in the fourth quarter of 2015 that is now transporting volumes that were previously transported by Enable's intrastate transmission system.

THIRD QUARTER FINANCIAL PERFORMANCE

Revenues were $620 million for third quarter 2016, a decrease of $26 million compared to $646 million for third quarter 2015.

•
Gathering and processing segment revenues were $455 million for third quarter 2016, a decrease of $1 million compared to $456 million for third quarter 2015. The decrease in gathering and processing segment revenues was primarily due to reduced sales of natural gas as a result of lower average natural gas prices, changes in the fair value of condensate and NGL derivatives and one-time project reimbursements recognized in the third quarter of 2015. These decreases were partially offset by increased NGLs sales revenues as a result of higher average NGL prices, increased natural gas gathering revenues due to higher gathering fees in the Anadarko basin, increased billings under minimum volume commitments and an increase in crude oil gathering revenues due to higher gathered volumes in the Williston basin.

•
Transportation and storage segment revenues were $285 million for third quarter 2016, a decrease of $14 million compared to $299 million for third quarter 2015. The decrease in transportation and storage segment revenues was primarily due to lower natural gas sales associated with lower sales volumes and lower average sales prices. These decreases were partially offset by changes in the fair value of natural gas derivatives and an increase in transportation revenues for local distribution companies and off-system transportation services.

Gross margin was $352 million for third quarter 2016, a decrease of $7 million compared to $359 million for third quarter 2015.

•
Gathering and processing segment gross margin was $209 million for third quarter 2016, a decrease of $12 million compared to $221 million for third quarter 2015. The decrease in gathering and processing segment margin was primarily due to changes in the fair value of condensate and NGL derivatives and a decrease in processing margins resulting from lower NGL volumes sold in the Anadarko and Ark-La-Tex basins, which were partially offset by higher average NGL prices. In addition, gathering margins decreased due to lower average natural gas prices. These decreases were partially offset by increased billings under minimum volume commitments and increased crude oil gathering margin due to higher gathered volumes in the Williston basin.

•
Transportation and storage segment gross margin was $144 million for third quarter 2016, an increase of $6 million compared to $138 million for third quarter 2015. The increase in transportation and storage segment gross margin was primarily due to changes in the fair value of natural gas derivatives and increased transportation margin for local distribution companies and off-system transportation services. These increases were partially offset by lower margins for system management activities and firm transportation services.

Operation and maintenance and general and administrative expenses were $108 million for third quarter 2016, a decrease of $22 million compared to $130 million for third quarter 2015. The decrease in operation and maintenance and general and administrative expenses was primarily a result of cost reduction efforts, including

Exhibit 99.1

lower payroll-related expenses, reduced materials and supplies costs, lower costs related to integration and other contract services, and a decrease in severance charges related to workforce reductions announced in 2015. Additionally, one-time project reimbursement expenses were recognized for the three months ended September 30, 2015, for which there were no comparable expenses in the three months ended September 30, 2016. These decreases were partially offset by increased losses on disposition of assets.

Depreciation and amortization expense was $84 million for third quarter 2016, which was flat when compared to $84 million for third quarter 2015.

Taxes other than income taxes were $13 million for third quarter 2016, a decrease of $2 million compared to $15 million for third quarter 2015. The decrease was primarily due to favorable ad valorem assessments and appeal efforts.

Interest expense was $26 million for third quarter 2016, an increase of $3 million compared to $23 million for third quarter 2015. The increase was primarily due to higher interest rates on the partnership's outstanding debt and an increase in the amount of outstanding variable rate debt.

Capital expenditures were $68 million for third quarter 2016, compared to $198 million for third quarter 2015. Expansion capital expenditures were $47 million for third quarter 2016, compared to $157 million for third quarter 2015. Maintenance capital expenditures were $21 million for third quarter 2016, compared to $41 million for third quarter 2015.

2016 OUTLOOK

The partnership forecasts that it will perform near the midpoint of its previously issued outlook for 2016 net income attributable to common and subordinated unitholders and achieve the lower end of its previously issued outlook for 2016 interest expense.

The partnership also forecasts that it will achieve the higher end of its previously issued outlook for 2016 Adjusted EBITDA and the lower end of its previously issued outlook for maintenance capital and adjusted interest expense.

For previously issued 2016 outlook, please refer to Enable's second quarter 2016 earnings press release and presentation.

Exhibit 99.1

2017 OUTLOOK

$ in millions, except volume numbers and ratios	2017 Outlook
Operational
Natural Gas Gathered Volumes (TBtu/d)	3.3 - 3.8
Anadarko	1.7 - 2.0
Arkoma	0.5 - 0.7
Ark-La-Tex	0.9 - 1.3
Natural Gas Processed Volumes (TBtu/d)	1.9 - 2.3
Anadarko	1.6 - 1.9
Arkoma	0.1 - 0.2
Ark-La-Tex	0.1 - 0.3
Crude Oil – Gathered Volumes (MBbl/d)	23.0 - 28.0
Interstate Firm Contracted Capacity (Bcf/d)	6.1 - 6.5

Financial
Net Income Attributable to Common and Subordinated Unit Holders	$315 - $385
Interest Expense	$114 - $122
Adjusted EBITDA	$825 - $885
Preferred Equity Distributions	$36
Adjusted Interest Expense	$120 - $130
Maintenance Capital	$95 - $125
Distributable Cash Flow	$555 - $605
Coverage Ratio	1.0x or greater

Capital
Gathering Related Expansion Capital	$320 - $420
Processing Plants[1]	$90 - $100
Transportation and Storage Organic Growth[2]	$45 - $55
Total Capital	$455 - $575

1.	Represents capital associated with the Wildhorse Plant, if elected to resume construction; the Wildhorse Plant is a 200 MMcf/d cryogenic processing facility located in Garvin County, Oklahoma

2.	Primarily represents a new end-user transportation project

The partnership's 2017 outlook is based upon the following price assumptions:

Prices	2017 Outlook
Natural Gas – Henry Hub ($/MMBtu)	$3.05 - $3.45
NGLs – Mont Belvieu, Texas ($/gal)	$0.46 - $0.56
NGLs – Conway, Kansas ($/gal)	$0.44 - $0.54
Crude Oil – WTI ($/Bbl)	$48.00 – $58.00

Note: NGL composite based on assumed composition of 45%, 30%, 10%, 5% and 10% for ethane, propane, normal butane, isobutane and natural gasoline, respectively.

Exhibit 99.1

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing third quarter results is scheduled today at 10 a.m. Eastern. The dial-in number to access the conference call is 888-632-3382 and the conference call ID is ENBLQ316. Investors may also listen to the call via Enable’s website at http://investors.enablemidstream.com. Replays of the conference call will be available on Enable’s website.

AVAILABLE INFORMATION

Enable files annual, quarterly and other reports and other information with the U.S. Securities and Exchange Commission (SEC). Any materials Enable files with the SEC are available to read and copy at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their Public Reference Room. Enable’s SEC filings are also available at the SEC’s website at http://www.sec.gov which contains information regarding issuers that file electronically with the SEC. Information about Enable may also be obtained at the offices of the NYSE, 20 Broad Street, New York, New York 10005, or on Enable’s website at www.enablemidstream.com. On the investor relations tab of Enable’s website, http://investors.enablemidstream.com, Enable makes available free of charge a variety of information to investors. Enable’s goal is to maintain the investor relations tab of its website as a portal through which investors can easily find or navigate to pertinent information about Enable, including but not limited to:

•
Enable’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports as soon as reasonably practicable after Enable electronically files that material with or furnish it to the SEC;

•	press releases on quarterly distributions, quarterly earnings, and other developments;

•	governance information, including Enable’s governance guidelines, committee charters, and code of ethics and business conduct;

•	information on events and presentations, including an archive of available calls, webcasts, and presentations;

•	news and other announcements that Enable may post from time to time that investors may find useful or interesting; and

•	opportunities to sign up for email alerts and RSS feeds to have information pushed in real time.

ABOUT ENABLE MIDSTREAM PARTNERS

Enable owns, operates and develops strategically located natural gas and crude oil infrastructure assets. Enable’s assets include approximately 12,500 miles of natural gas gathering pipelines, 14 major processing plants with approximately 2.5 billion cubic feet per day of processing capacity, approximately 7,900 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable owns 50 percent), approximately 2,200 miles of intrastate pipelines and eight storage facilities comprising 85.0 billion cubic feet of storage capacity. For more information, visit enablemidstream.com.

Exhibit 99.1

NON-GAAP FINANCIAL MEASURES

The Partnership has included the non-GAAP financial measures Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio in this press release based on information in its condensed consolidated financial statements.
Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio are supplemental financial measures that management and external users of the Partnership’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:

•	The Partnership’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;

•	The ability of the Partnership’s assets to generate sufficient cash flow to make distributions to its partners;

•	The Partnership’s ability to incur and service debt and fund capital expenditures; and

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
This press release includes a reconciliation of Gross margin to total revenues, Adjusted EBITDA and DCF to net income attributable to limited partners, Adjusted EBITDA to net cash provided by operating activities and Adjusted interest expense to interest expense, the most directly comparable GAAP financial measures as applicable, for each of the periods indicated. Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the Partnership's financial operating performance and cash distributions. The Partnership believes that the presentation of Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio should not be considered as alternatives to net income, operating income, total revenue, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP measures. Additionally, because Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio may be defined differently by other companies in the Partnership’s industry, its definitions of Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Exhibit 99.1

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the securities laws. All statements, other than statements of historical fact, regarding Enable Midstream Partners’ strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, including statements regarding the benefits of contractual arrangements and expansion capital spending, are forward-looking statements. These statements often include the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast” and similar expressions and are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Enable Midstream’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Enable Midstream assumes no obligation to and does not intend to update any forward-looking statements included herein. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in our SEC filings. Enable Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the ownership, operation and development of natural gas and crude oil infrastructure assets. These risks include, but are not limited to, contract renewal risk, commodity price risk, environmental risks, operating risks, regulatory changes and the other risks described under “Risk Factors” in our SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Enable Midstream’s actual results and plans could differ materially from those expressed in any forward-looking statements.

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In millions, except per unit data)
Revenues (including revenues from affiliates):
Product sales	$326	$357	$837	$1,043
Service revenue	294	289	821	809
Total Revenues	620	646	1,658	1,852
Cost and Expenses (including expenses from affiliates):
Cost of natural gas and natural gas liquids (excluding depreciation and amortization shown separately)	268	287	717	856
Operation and maintenance	87	101	275	313
General and Administrative	21	29	68	78
Depreciation and amortization	84	84	248	233
Impairments	8	1,105	8	1,105
Taxes other than income taxes	13	15	43	45
Total Cost and Expenses	481	1,621	1,359	2,630
Operating Income (Loss)	139	(975)	299	(778)
Other Income (Expense):
Interest expense (including expenses from affiliates)	(26)	(23)	(74)	(66)
Equity in earnings of equity method affiliate	8	7	22	21
Other, net	—	—	—	2
Total Other Expense	(18)	(16)	(52)	(43)
Income Before Income Taxes	121	(991)	247	(821)
Income tax expense	2	—	3	2
Net Income (Loss)	$119	$(991)	$244	$(823)
Less: Net income (loss) attributable to noncontrolling interest	—	(6)	—	(6)
Net Income (Loss) attributable to limited partners	$119	$(985)	$244	$(817)
Less: Series A Preferred Unit distributions	9	—	13	—
Net Income (Loss) attributable to common and subordinated units	$110	$(985)	$231	$(817)

Basic earnings (loss) per unit
Common units	$0.26	$(2.33)	$0.55	$(1.93)
Subordinated units	$0.26	$(2.34)	$0.55	$(1.94)
Diluted earnings (loss) per unit
Common units	$0.26	$(2.33)	$0.55	$(1.93)
Subordinated units	$0.26	$(2.34)	$0.55	$(1.94)

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In millions)
Reconciliation of Gross Margin to Total Revenues:
Consolidated
Product sales	$326	$357	$837	$1,043
Service revenue	294	289	821	809
Total Revenues	620	646	1,658	1,852
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	268	287	717	856
Gross margin	$352	$359	$941	$996

Reportable Segments
Gathering and Processing
Product sales	$295	$299	$759	$875
Service revenue	160	157	416	404
Total Revenues	455	456	1,175	1,279
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	246	235	642	698
Gross margin	$209	$221	$533	$581

Transportation and Storage
Product sales	$150	$166	$348	$467
Service revenue	135	133	408	408
Total Revenues	285	299	756	875
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	141	161	346	459
Gross margin	$144	$138	$410	$416

Exhibit 99.1

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In millions, except Distribution coverage ratio)
Reconciliation of Adjusted EBITDA and DCF to net income (loss) attributable to limited partners and calculation of Distribution coverage ratio:
Net income (loss) attributable to limited partners	$119	$(985)	$244	$(817)
Add:
Depreciation and amortization expense	84	84	248	233
Interest expense, net of interest income	26	23	74	66
Income tax expense	2	—	3	2
EBITDA	$231	$(878)	$569	$(516)
Add:
Distributions from equity method affiliate(1)	13	10	40	37
Non-cash equity based compensation	4	1	9	7
Other non-cash losses(2)	3	4	61	30
Impairments	8	1,105	8	1,105
Less:
Other non-cash gains(3)	(7)	(7)	(10)	(7)
Noncontrolling Interest Share of Adjusted EBITDA	—	(6)	—	(6)
Equity in earnings of equity method affiliate	(8)	(7)	(22)	(21)
Adjusted EBITDA	$244	$222	$655	$629
Less:
Series A Preferred Unit distributions(4)	(9)	—	(22)	—
Adjusted interest expense(5)	(27)	(27)	(76)	(77)
Maintenance capital expenditures	(21)	(41)	(51)	(113)
Current income taxes	2	—	1	(1)
DCF	$189	$154	$507	$438

Distributions related to common and subordinated unitholders(6)	$134	$134	$402	$400

Distribution coverage ratio	1.41	1.15	1.26	1.10
____________________

(1)
Distributions from equity method affiliate includes an $8 million and $7 million return on investment and a $5 million and $3 million return of investment for the three months ended September 30, 2016 and 2015, respectively. Distributions from equity method affiliate includes a $22 million and $26 million return on investment and an $18 million and $11 million return of investment for the nine months ended September 30, 2016 and 2015, respectively. Equity in earnings of equity method affiliate, net of distributions only includes those distributions representing a return on investment.

(2)	Other non-cash losses includes decreases in the fair value of derivatives, lower of cost or net realizable value adjustments, loss on sale of assets and write-downs of materials and supplies.

(3)	Other non-cash gains includes lower of the cost or net realizable value adjustment recoveries upon the sale of the related inventory and increases in the fair value of derivatives.

(4)
This amount represents the quarterly cash distributions on the Series A Preferred Units declared for the three and nine months ended September 30, 2016. In accordance with the Partnership Agreement, the Series A Preferred Unit distributions are deemed to have been paid out of available cash with respect to the quarter immediately preceding the quarter in which the distribution is made.

(5)	See below for a reconciliation of Adjusted interest expense to Interest expense.

(6)
Represents cash distributions declared for common and subordinated units outstanding as of each respective period.  Amounts for 2016 reflect estimated cash distributions for common and subordinated units outstanding for the quarter ended September 30, 2016.

Exhibit 99.1

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$209	$207	$498	$491
Interest expense, net of interest income	26	23	74	66
Net loss attributable to noncontrolling interest	—	6	—	6
Income tax expense	2	—	3	2
Deferred income tax expense (benefit)	(4)	—	(4)	(1)
Equity in earnings of equity method affiliate, net of distributions(1)	—	(3)	—	(16)
Impairments	(8)	(1,105)	(8)	(1,105)
Non-cash equity based compensation	(4)	(1)	(9)	(7)
Other non-cash items	(1)	4	(7)	11
Changes in operating working capital which (provided) used cash:
Accounts receivable	47	37	25	35
Accounts payable	4	12	88	82
Other, including changes in noncurrent assets and liabilities	(40)	(58)	(91)	(80)
EBITDA	$231	$(878)	$569	$(516)
Add:
Non-cash equity based compensation	4	1	9	7
Distributions from equity method affiliate(1)	13	10	40	37
Impairments	8	1,105	8	1,105
Other non-cash losses(2)	3	4	61	30
Less:
Other non-cash gains(3)	(7)	(7)	(10)	(7)
Noncontrolling Interest Share of Adjusted EBITDA	—	(6)	—	(6)
Equity in earnings of equity method affiliate	(8)	(7)	(22)	(21)
Adjusted EBITDA	$244	$222	$655	$629
___________________

(1)
Distributions from equity method affiliate includes an $8 million and $7 million return on investment and a $5 million and $3 million return of investment for the three months ended September 30, 2016 and 2015, respectively. Distributions from equity method affiliate includes a $22 million and $26 million return on investment and an $18 million and $11 million return of investment for the nine months ended September 30, 2016 and 2015, respectively. Equity in earnings of equity method affiliate, net of distributions only includes those distributions representing a return on investment.

(2)	Other non-cash losses includes decreases in the fair value of derivatives, lower of cost or net realizable value adjustments, loss on sale of assets and write-downs of materials and supplies.

(3)	Other non-cash gains includes lower of the cost or net realizable value adjustment recoveries upon the sale of the related inventory and increases in the fair value of derivatives.

Exhibit 99.1

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In millions)
Reconciliation of Adjusted interest expense to Interest expense:
Interest Expense	$26	$23	$74	$66
Add:
Amortization of premium on long-term debt	1	2	4	4
Capitalized interest on expansion capital	—	3	1	9
Less:
Amortization of debt costs	—	(1)	(3)	(2)
Adjusted interest expense	$27	$27	$76	$77

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
OPERATING DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Operating Data:
Gathered volumes—TBtu	291	291	851	866
Gathered volumes—TBtu/d	3.16	3.17	3.11	3.17
Natural gas processed volumes—TBtu	164	172	487	488
Natural gas processed volumes—TBtu/d	1.78	1.87	1.78	1.79
NGLs produced—MBbl/d(1)	77.53	83.80	78.08	73.81
NGLs sold—MBbl/d(1)(2)	73.45	81.63	77.93	74.45
Condensate sold—MBbl/d	4.11	4.63	5.54	5.34
Crude Oil - Gathered volumes—MBbl/d	23.78	16.46	26.03	10.76
Transported volumes—TBtu	441	425	1,352	1,395
Transportation volumes—TBtu/d	4.79	4.62	4.92	5.10
Interstate firm contracted capacity—Bcf/d	6.89	6.71	7.00	7.25
Intrastate average deliveries—TBtu/d	1.77	1.88	1.72	1.85

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Anadarko
Gathered volumes—TBtu/d	1.66	1.70	1.64	1.59
Natural gas processed volumes—TBtu/d	1.50	1.49	1.45	1.38
NGLs produced—MBbl/d(1)	65.24	70.02	64.53	58.74
Arkoma
Gathered volumes—TBtu/d	0.61	0.65	0.63	0.68
Natural gas processed volumes—TBtu/d	0.10	0.09	0.10	0.10
NGLs produced—MBbl/d(1)	4.69	4.73	4.90	5.02
Ark-La-Tex
Gathered volumes—TBtu/d	0.89	0.82	0.84	0.90
Natural gas processed volumes—TBtu/d	0.18	0.29	0.23	0.31
NGLs produced—MBbl/d(1)	7.60	9.05	8.65	10.05
_____________________

(1)	Excludes condensate.

(2)	NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
NON-GAAP FINANCIAL MEASURES
2017 OUTLOOK*

2017 Outlook
(In millions)
Reconciliation of Adjusted EBITDA and distributable cash flow to net income attributable to limited partners:
Net income attributable to common and subordinated units	$315 - $385
Add:
Series A Preferred Unit distributions	36
Net income attributable to limited partners	$351 - $421
Add:
Depreciation and amortization expense	335 - 345
Interest expense, net of interest income	114 - 122
Income tax expense	0 - 5
EBITDA	$800 - $893
Add:
Distributions from equity method affiliates	32 - 36
Non-cash equity based compensation	12 - 16
Other non-cash losses(1)	—
Less:
Other non-cash gains(2)	(12 - 18)
Equity in earnings of equity method affiliates	(22 - 28)
Adjusted EBITDA	$825 - $885
Less:
Series A Preferred Unit distributions(3)	36
Adjusted interest expense	120 - 130
Maintenance capital expenditures	95 - 125
Current income taxes	—
Distributable cash flow	$555 - $605
___________________

(1)	Other non-cash losses includes decreases in the fair value of derivatives, lower of cost or net realizable value adjustments, loss on sale of assets and write-downs of materials and supplies.

(2)	Other non-cash gains includes lower of the cost or net realizable value adjustment recoveries upon the sale of the related inventory and increases in the fair value of derivatives.

(3)	Outlook includes the fourth quarter 2017 distribution that will be paid in first quarter 2018.

Exhibit 99.1

2017 Outlook
(In millions)
Reconciliation of Adjusted interest expense to Interest expense:
Interest Expense	$114 - $122
Add:
Amortization of premium on long-term debt	5
Capitalized interest on expansion capital	0 - 6
Less:
Amortization of debt costs	(0 - 4)
Adjusted interest expense	$120 - $130
*Enable is unable to present a quantitative reconciliation of forward looking Adjusted EBITDA to net cash provided by operating activities because certain information needed to make a reasonable forward-looking estimate of changes in working capital which may (provide) use cash during the calendar year 2017 cannot be reliably predicted and the estimate is often dependent on future events which may be uncertain or outside of Enable's control. This includes changes to accounts receivable, accounts payable and other changes in non-current assets and liabilities.